TERMINATION OF STOCK PURCHASE AGREEMENT
                                   AND RELEASE

      This Termination of Stock Purchase Agreement and Release (this "Termination and Release") is entered into as of the ____ day of May, 2005 by and between Biophan Technologies, Inc., a Nevada corporation ("Biophan"), and SBI Brightline Consulting, LLC, a California limited liability company ("SBI Brightline"), for the purpose of terminating the Stock Purchase Agreement between Biophan and SBI Brightline dated as of February 5, 2004.

      This Termination and Release is entered into in connection with the consummation of the transactions contemplated by the Purchase Agreement, and both parties desire to terminate any existing obligations under the Purchase Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Termination; Release. The Purchase Agreement is hereby terminated in its entirety and, notwithstanding any provision of the Purchase Agreement to the contrary, neither Biophan nor SBI Brightline shall have any further obligations thereunder. Each of Biophan and SBI Brightline releases the other from any and all obligations, liabilities, damages or other claims it may have against the other, now existing or hereafter arising pursuant to the Purchase Agreement.

      2. Governing Law. This Termination and Release shall be governed by and construed under the laws of the State of New York, excluding choice-of-law
provisions   which  would  direct  the   application  of  the  laws  of  another
jurisdiction.

      3. Counterparts. This Termination and Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

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      IN WITNESS WHEREOF,  the parties hereto have executed this Termination and
Release as of the day and year first set forth above.


                                  BIOPHAN TECHNOLOGIES, INC.


                                  By:
                                     -------------------------------------------
                                  Name:   Robert J. Wood
                                  Title:  Vice President, Treasurer and
                                          Chief Financial Officer


                                  SBI BRIGHTLINE CONSULTING, LLC


                                  By:
                                     -------------------------------------------
                                  Name:   Shelly Singhal
                                  Title:  Managing Member


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